Exhibit 10.ii.jj

Port Cargill

Shared Service and Access Agreement

This Shared Service and Access Agreement (“Agreement”), effective October 22, 2004 (“Effective Date”), is made between Cargill, Incorporated (“Cargill”) acting through its Cargill Salt business unit(s) (“Salt”) and Cargill Ag Horizons (“CAH”) business units and GNS III (U.S.) LLC (“Holding Company”); and

WHEREAS, Cargill owns real property located at Lynn Avenue South, Savage, Minnesota as shown on Exhibit A (“Port Cargill”) on which Salt, CAH and its Crop Nutrition business unit (“Crop Nutrition”) conduct respective salt, grain and fertilizer businesses operations in addition to the operations of other business units, functions and affiliates of Cargill (collectively, the “Port Tenants”);

WHEREAS, contemporaneously herewith, Cargill and IMC Global, Inc. (“IMC”) consummated a transaction in which (i) Cargill contributed all of the assets and liabilities comprising the Cargill Fertilizer Business (as defined in that certain Agreement and Plan of Merger and Contribution dated January 26, 2004 between Cargill and IMC) to The Mosaic Company, a newly-formed, publicly-traded corporation (“Mosaic”) and (ii) IMC merged its business into Mosaic (the “Transaction”);

WHEREAS, prior to and in anticipation of the Transaction, Cargill transferred all of the assets and liabilities comprising its U.S. fertilizer distribution business unit (Crop Nutrition) to Holding Company, a newly-formed, wholly-owned subsidiary of Cargill;

WHEREAS, as part of Cargill’s transfer of Crop Nutrition’s assets to Holding Company, Cargill surveyed and subdivided the Port Cargill real property into two separate parcels as shown on Exhibit A: (i) a parcel that generally contains all of the businesses and assets of the Port Tenants, which includes businesses and assets of Salt and CAH but not Crop Nutrition (the “Cargill Parcel”), (ii) a parcel that generally contains all of the Crop Nutrition business and assets (the “Holding Company Parcel”) which was subsequently transferred to Holding Company in anticipation of the Transaction;

WHEREAS, in anticipation of Cargill’s contribution of Holding Company to Mosaic, Cargill and Holding Company each desire, in connection with the Port Cargill Property, that they continue to provide certain services to each other, share the use of certain equipment, and grant each other easements to access certain portions of real property at Port Cargill in a manner similar to that in effect prior to the Transaction;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agrees to the following terms and conditions set forth in this Agreement.

1. Lease. Holding Company will lease from Salt part of the second floor of the office building located on the Cargill Parcel (as shown on Exhibit A) on a year-to-year basis on terms set forth in the Lease Agreement attached hereto as Exhibit B.

2. Easements. The following easements will be created and evidenced by separate easement agreements attached hereto as Exhibit C to be executed by Cargill and Holding Company:

(a) Salt Building, Loading Dock, Crane Area and Spur Track Easement.

(i) Holding Company will grant an easement for Cargill over the Holding Company Parcel to access and utilize the road in order for trucks to be loaded or unloaded by the Holding Company crane.

(ii) Holding Company acknowledges that Salt owns all right, title and interest in the improvements comprising Building #9 that is located on the Holding Company Parcel (as shown on Exhibit A). Holding Company will grant an easement to Cargill over the Holding Company Parcel to utilize the real property on which Building #9 is located in order to operate Building #9 as a warehouse/storage facility and to utilize the road and spur tracks located on the central portion of the Holding Company Parcel leading to and surrounding Building #9 in order to access, conduct operations at, and maintain Building #9 which includes the unloading and loading of trucks and railcars at Building #9.

(b) Lynn Avenue Easement and Grain Road Easement. Cargill will grant an easement to Holding Company over the Cargill Parcel for Holding Company to utilize the main and “rear” entrances and roads and railroad tracks leading from such entrances to the Holding Company Parcel for ingress and egress purposes to and from the Holding Company Parcel.

(c) West Scale Easement and East Scale Easement. Cargill acknowledges that Holding Company owns all right, title and interest in the improvements comprising the two truck scales located next to the Cargill Research building on the Cargill Parcel (as shown on Exhibit A) (the “West Scales”) and the one truck scale across from the grain office on the Cargill Parcel (the “East Scale”). Cargill will grant easements to Holding Company to access and utilize (i) a portion of the Cargill Parcel comprised of a crescent-shaped parcel of real property surrounding the Research building that includes the West Scales (as shown on Exhibit A) for use as a truck staging area for truck weighing purposes and (ii) the real property leading to and from the East Scale in order to access and utilize the East Scale for truck weighing purposes.

(d) Spur Track Easement. Cargill will grant an easement to Holding Company over the Cargill Parcel for Holding Company to access and utilize the spur track that connects the Holding Company Parcel to the main railroad line.

(e) CAH Turn-Around Easement. Holding Company will grant an easement to Cargill over that portion of the Holding Company Parcel where CAH trucks currently turn around near the East Scale.

3. Shared Services. The following services shall be shared as follows:

(a) Security Services. Salt and Holding Company will continue to equally share expenses for contracted security services. Presently Salt has contracted with a security service, therefore Holding Company shall reimburse Salt for its portion of such expenses upon Salt’s request. Maintenance and repair expenses for the security guard shack at the main entrance will be shared equally among Salt, CAH and Holding Company.

(b) Truck Scales. Holding Company will provide truck-weighing services to Salt utilizing Holding Company’s two West Scales at the rates and pursuant to the terms described on Exhibit D. Salt will permit Holding Company (at reasonable times and subject to Salt direction) to access the Salt office to maintain, repair or upgrade the wiring of the West and East Scales. All maintenance and repair of the West Scales and East Scale will be the responsibility of Holding Company, provided that in exchange for Holding Company permitting Salt to occasionally utilize the East Scale, Salt will reimburse Holding Company for 50% of the maintenance and repair expenses related to the East Scale.

(c) Crane. Holding Company will provide loading/unloading crane services to Salt utilizing its crane to unload barges of salt and load trucks provided by Salt at the rates and pursuant to the terms described on Exhibit D.

(d) Stormwater Pumps. There are 3 stormwater pumps located in and around the Port Cargill property that pump stormwater over the surrounding dikes. All pumping expenses and pump maintenance and repair expenses are currently shared among all Port Tenants Holding Company will assume responsibility for Crop Nutrition’s share of those expenses.

(e) Diesel Tank. As long as Holding Company maintains a diesel fuel tank on the Holding Company Parcel, Holding Company will permit Salt and CAH to obtain diesel fuel from its tank located on the Holding Company Parcel. Salt and CAH will reimburse Holding Company at the rate and pursuant to the terms described on Exhibit D.

4. Utilities. Utilities expenses at Port Cargill are currently allocated among Port Tenants as set forth below. With respect to such expenses attributable to Crop Nutrition, Crop Nutrition has either paid the expenses determined by a separate, independent meter that measures only Crop Nutrition’s usage, or paid a percentage of the Port Cargill expenses based upon mutual agreement among the Port Tenants. Holding Company will continue to pay expenses in the same manner.

(a) Phone and Computer Lines. Currently phone and computer lines enter the Port Cargill facility through the Cargill Research building (located on the Cargill Parcel) at the south side of the property, where they are split to serve Crop Nutrition, Salt and CAH. The parties anticipate that these lines may continue to be shared with Holding Company. Holding Company will pay Cargill its portion of such expenses each month upon Cargill’s request.

(b) Server. Cargill will continue to permit Holding Company to utilize the computer server currently shared by all Port Tenants for a 12 month transition basis in accordance with the terms of that certain Master Transition Services Agreement between Cargill, Incorporated and The Mosaic Company to be executed in connection with the

Transaction. All Holding Company user folders will be contained in a directory structure separate and secure from that of other Cargill users. Cargill will run separate backup processes for all Holding Company files on the shared server, which would include separate backup tapes.

(c) Sewage. Currently Crop Nutrition and CAH share sewage piping and a lift station. Holding Company will assume and pay Crop Nutrition’s portion of such sewage expenses and related maintenance and repair expenses.

(d) Stormwater. Currently Salt is billed for the Port Cargill facility stormwater operation, maintenance and repair expenses and is reimbursed by CAH and Crop Nutrition for their portions. Salt will continue to pay the Port Cargill facility expenses and Holding Company will reimburse Holding Company’s portion of those expenses to Salt monthly upon Salt’s request. Notwithstanding the reimbursement obligations, it is the responsibility of Salt to maintain and repair the two (2) stormwater pumps located on the Cargill Parcel and the responsibility of Holding Company to maintain and repair the one (1) stormwater pump located on the Holding Company Parcel.

(e) Electricity. Currently CAH is billed for the entire Port Cargill facility electricity operation, maintenance and repair expenses and is reimbursed by Crop Nutrition and Salt for their respective portions based upon their separate meters. CAH will continue to pay the Port Cargill electricity expenses and Holding Company will continue to reimburse CAH for Crop Nutrition’s portion of those expenses monthly upon CAH’s request.

(f) Water. Currently, CAH and Crop Nutrition share a well for their respective water needs and each pay 50% of any related maintenance or repair expenses. Holding Company will assume responsibility for Crop Nutrition’s portion of those expenses.

(g) Natural Gas. Currently, each of Crop Nutrition, CAH, and Salt is separately billed for natural gas service, maintenance and repair expenses. Holding Company will assume and pay for Crop Nutrition’s natural gas service.

(h) Fire Loop and Fire Pump. Currently CAH manages and pays for the operation, maintenance and repair expenses related to the fire loop and fire pump for the Port Cargill facility and all Port Tenants reimburse CAH for their respective portions of such expenses. Holding Company will continue to reimburse CAH for Crop Nutrition’s portion of those expenses.

5. Roads and Railtracks.

(a) Roads. Holding Company and Salt will share road maintenance and repair expenses for the 2 roads leading to their facilities in accordance with the respective easement agreements referenced in Section 1 above. The CAH staging road (the road leading to the CAH probe station) will not be shared by Holding Company and so all maintenance and repair of that road will be the sole responsibility of CAH. Each party will be solely responsible for road maintenance and repair on roads located on its respective parcel that are not subject to the easement agreements.

(b) Track.

(i) The “Northyard Track” is the track that connects the mainline track (located outside Port Cargill) to Port Cargill at Lynn Avenue (including several staging tracks) and services all Port Tenants that utilize rail transportation. The Northyard Track is owned by CAH, which currently leases that track to the Union Pacific Railroad (the “UP”). Currently the Northyard Track is maintained and repaired by the UP in accordance with its lease with CAH. In the event that the lease expires or is terminated, then the Port Tenants will reimburse CAH for any expenses to repair and maintain the Northyard Track based upon the respective Port Tenants’ use of the Northyard Track.

(ii) The section of track beginning at the point at which the track crosses Lynn Avenue until the track enters the Holding Company Parcel (“Main Spur”) will be owned by Salt, but the maintenance and repair for the Main Spur will be shared equally between Holding Company and Salt, provided however that Holding Company will reimburse Salt for a portion of the expenses that Salt incurs to maintain, repair and replace the five (5) switches located along the Main Spur based upon its use of the Main Spur.

(iii) After the Main Spur enters the Holding Company Parcel, the portion of track located on the Holding Company Parcel (the “Mosaic Spur”) will be owned by Holding Company and will be maintained by Holding Company, provided that Salt will reimburse Holding Company for a portion of the maintenance based upon its use of the Mosaic Spur (which currently is rarely used by Salt).

6. Permits. The parties agree to cooperate and work together to facilitate the modification of any permits that may need to be modified as a result of the separation of the Port Cargill facility.

(a) Industrial Discharge Permit. Holding Company recently constructed a loader washing station on the Holding Company Parcel and Salt also operates a loader washing station both of which will discharge into sewer pipes that run underneath the Cargill Parcel to a discharge point on the Cargill Parcel. Salt will obtain and maintain any necessary Industrial Discharge Permit for its washing station, and Holding Company obtain and maintain any necessary Industrial Discharge Permit for its washing station. The Holding Company and Salt will be responsible for any releases of materials from the sewer lines used exclusively by one party. In the portion of the sewer pipes that are shared, the party responsible for any release will be responsible for the costs of any environmental cleanup or other damage resulting therefrom. The Holding Company and Salt will equally share maintenance of the shared sewer pipes.

(b) Stormwater Permit. There is currently one permit for the CAH, Salt and Crop Nutrition operations and that permit is in the process of being split into one permit for the Cargill Parcel and one permit for the Holding Company Parcel.

(c) Air Permit. There is currently one permit for the Port Cargill facility and that permit is in the process of being split into one permit for the Cargill Parcel and one permit for the Holding Company Parcel.

7. Access for Repair & Maintenance. As a result of splitting the Port Cargill facility into two separate parcels, certain utilities and equipment that benefit one party will cross over the other party’s parcel (for example overhead electric lines or underground water pipes that benefit Holding Company will cross over or under the Cargill Parcel). From time to time, the party receiving the benefit of such utilities and equipment (the “Entering Party”) may need to access the property of the other party (the “Host Party”) in order to maintain, repair or replace such utilities or equipment located on Host Party’s property (the “Property”) (the “Work”).

(a) Grant of Non-Exclusive License. Host Party grants to Entering Party the limited right to enter the Property only to perform the Work.

(b) Wastes. Entering Party agrees that any samples, waste materials, soil cuttings, hazardous wastes, hazardous substances, pollutants, contaminants or free product (“Wastes”) which results from the Work will be the sole property of Entering Party. Entering Party will handle, store, treat, transport, and dispose of the Wastes in accordance with all applicable government requirements and at Entering Party’s expense. In no event will any Wastes be stored on Property for more than ten days, or treated or disposed of at the Property.

(c) Conduct of Work. Entering Party will conduct its activities in a manner that does not interfere with Host Party’s business activities at the Property and in a manner that minimizes disturbance to the existing condition of the Property. Any disturbance to the Property resulting from the Work will be repaired or corrected promptly. At its expense, Entering Party will restore the Property to its original condition and remove all equipment, tools or other property brought onto the site in relation to the Work immediately after the Work is completed.

(d) Access to Premises. Access will be limited to Host Party’s normal business hours at the Property during which a Host Party manager is present and will not interfere with Host Party’s operations at the Site. Entering Party will notify Host Party’s local manager prior to accessing the Property for the purposes stated herein. Although Host Party cannot generally prohibit Entering Party from conducting Work on the Property, it may object to certain aspects of the proposed Work (including the Work’s scope, timing, manner or duration) in which case Entering Party and Host Party will work in good faith to reach a mutually acceptable resolution.

(e) Compliance with Laws. Entering Party agrees that it, and its representatives, employees, agents, licensees, invitees, and contractors will present proper credentials when seeking access to the Property; will comply with all applicable safety and environmental laws and regulations, including Host Party’s safety requirements, when on or about the Property; and as a condition of access to the Property will participate in Host Party’s review of its safety requirements. Entering Party further agrees that Host Party may, at the sole cost and risk of Entering Party, stop work for failure to comply with applicable safety and environmental laws and regulations or Host Party’s safety requirements.

(f) Risks and Obligations. Entering Party will conduct the Work at its sole risk and expense and in compliance with all applicable laws, rules, ordinances, codes and orders. Entering Party will be responsible for and pay all charges made, levied, or assessed by any third party in connection with the Work, including without limitation any taxes, charges, licensing fees, and the like, levied against Entering Party or Host Party.

(g) Indemnification. Entering Party will release, hold harmless, defend and indemnify Cargill from and against all claims arising from or relating to the Work or the Wastes, including but not limited to claims arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, and similar state laws.

8. Berm Obligations. The berm that surrounds much of the Port Cargill facility and protects the facility from flooding (the “Berm”) benefits all Port Tenants and any maintenance and repair expenses will be allocated among the Port Tenants in the same manner as prior to the Effective Date (i.e. based upon the percentage of the Port Cargill facility that each Port Tenant occupies). In the event the appropriate government agency determines that the Berm must be “certified” under applicable law, then the related expenses will be allocated among the Port Tenants in the same manner described in the prior sentence. Notwithstanding those expense-sharing obligations, Holding Company and Cargill will each be responsible for inspecting, maintaining and repairing any part of the Berm located on their respective parcels.

9. Term and Termination. The term of this Agreement will continue in effect so long as Port Cargill is owned by more than one legal entity. Neither party will have the right to terminate this Agreement during such period of time unless the parties mutually agree to terminate. Notwithstanding the foregoing, any lease or easement described herein is not subject to this Section 9 and such lease or easement will be governed by the terms of separate lease and easement agreements entered into by the parties. Nothing in this Section 9 will limit the (i) right of either party to temporarily suspend providing a service or paying for a service if the other party is in breach of its obligations under this Agreement; or (ii) ability of a court to order that an individual service or obligation be permanently discontinued.

10. Payments; Audit and Disputes.

(a) The party obligated to provide a service or pay a utility described above (collectively, a “Service”) may sometimes be referred to as “Responsible Party” and the recipient of a Service hereunder may sometimes be referred to as “Receiving Party”. This Agreement contemplates that unless otherwise agreed to in writing, each Receiving Party shall promptly reimburse the Responsible Party for any Service provided hereunder on a monthly basis upon receipt of an invoice or reimbursement request from a Responsible Party. Each party will have the right, at its own cost and expense, at any time not later than six (6) months after making any payment to such Responsible Party, upon reasonable prior written notice to the Responsible Party, to request an audit to be performed by outside auditors (who shall be reasonably acceptable to the Responsible Party and who shall execute confidentiality agreements acceptable to the Responsible Party) of the books and records of Responsible Party to the extent they relate to such payment in order to verify the accuracy of any invoice or payment requests submitted to a Receiving Party. The parties agree to accept the determination of the outside auditors as final and binding. Any amounts due and owing to a party as the result of such determination shall be paid within thirty (30) days of receipt of the outside auditors’ report.

(b) If Receiving Party shall in good faith dispute any material item(s) on an invoice/payment request, Receiving Party shall be entitled to withhold payment of such disputed amount and shall provide a written explanation of the reason the item is disputed to such Responsible Party. Upon receipt of any such notice, the Responsible Party and Receiving Party will in good faith attempt to resolve such dispute. In the event they are unable to resolve such dispute within thirty (30) days of receipt of the notice, the matter shall be resolved through the audit procedure set forth in Section 10(a) above or shall provide written notice to the other party requesting that such dispute be submitted to the mediation and arbitration procedures set forth in Section 17 of this Agreement.

(c) To the extent Responsible Party has audit rights with respect to a Service supplied by a third party supplier or utility, Responsible Party agrees to reasonably cooperate with Receiving Party, at Receiving Party’s expense and reasonable request, to exercise such audit rights with respect to costs paid by Receiving Party in connection with such service. Should an outside audit of the service or utility find that Responsible Party has overcharged for the Service, Responsible Party shall be responsible for the fees of the outside auditor retained by Receiving Party and, absent such determination, Receiving Party shall be responsible for such auditor’s fees.

11. Cooperation. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of a Service. Receiving Party agrees to provide such facilities, information, books, records, files, supplies, etc., as may be reasonably necessary for Responsible Party to provide a Service contemplated hereunder and Receiving Party shall provide, from time to time, timely decisions on such matters as required for the performance of a Service by Responsible Party.

12. Confidentiality.

(a) With respect to any activities relating to this Agreement, the parties agree to treat (and to cause their respective affiliates to treat) as confidential the other party’s Confidential Information and not to use or disclose Confidential Information to third parties or employees other than those who are on a need-to-know basis, except as may be necessary in the performance of a Service, or as may be required by law, during the term of this Agreement and during the five (5) year period following the termination or expiration hereof.

(b) “Confidential Information” may include any information conveyed to or learned by, or in the possession of, the other party or its affiliates in connection with the performance of this Agreement including, without limitation, the other party’s or its affiliate’s business plans or strategies, finances, financial performance, financial information, plant information, processes, products, costs, equipment, operations, environmental matters, customers, intellectual property, know-how, trade secrets, data, samples, specifications, designs, methods, formulae and other technical information, business information and other information related to a party’s business affairs.

(c) The obligations set forth in this Section 12 shall not apply to (i) the information of the disclosing party that is, or through no fault of the receiving party, becomes, publicly available, (ii) information which lawfully becomes available, without restriction on disclosure or use, from a third party, (iii) information already in the receiving party’s possession when the information is disclosed and not subject to obligations of confidentiality and (iv) information that is independently developed by or on behalf of the receiving party by persons without access to the disclosing party’s confidential information.

(d) If Confidential Information is supplied to a receiving party by a third party having a legal right to disclose it, then: (i) the receiving party shall have the right to use that portion of the Confidential Information so disclosed in connection with work done for that third party; and (ii) such disclosure by that third party, if made in confidence, shall not make that portion of the Confidential Information available to the public, and shall not relieve the receiving party of its obligations under this Agreement.

(e) If Mosaic is required by law or court order to disclose Confidential Information, Mosaic shall give Cargill prompt notice of such requirement so that an appropriate protective order or other relief may be sought.

(f) Except as provided herein, nothing in this Agreement shall be construed as granting a license or other right to a party’s confidential information to the other party, it being acknowledged that each party reserves all rights to its respective confidential information.

(g) The obligations under this Section 12 shall survive the termination of this Agreement.

13. Compliance with Laws and Regulations. Each Receiving Party will use the Services and each Responsible Party shall provide the Services only in accordance with applicable laws. Each party reserves the right to take all actions, including termination of any particular Service, upon as much notice to the other party as reasonably possible, without penalty or liability to the other party, that is reasonably believed to be necessary to assure compliance with applicable Laws.

14. Warranties; Indemnification.

(a) EACH RESPONSIBLE PARTY WARRANTS THAT THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT SHALL BE PERFORMED IN GOOD FAITH, AND IN A PROFESSIONAL AND WORKMANLIKE MANNER BY PERSONNEL FAMILIAR WITH THE SERVICES TO BE PROVIDED. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, EACH RESPONSIBLE PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR ANY OTHER MATTER WITH RESPECT TO ANY TRANSITION SERVICE OR THE PERFORMANCE THEREOF.

(b) Subject to the limitations set forth in Section 15, Holding Company agrees to defend, indemnify and hold harmless Cargill and its affiliates and their respective directors, officers, employees and agents (collectively, “DOEAs”) from and against any and all claims, losses, damages, liabilities, actions, suits, proceedings, judgments, orders, fines, penalties or injuries (including costs of defense and investigation and reasonable attorneys’ fees) (collectively “Damages”) incurred by Cargill, its affiliates or their respective DOEAs to the extent caused by or resulting from (i) its performance of or failure to perform its obligations hereunder; (ii) Holding Company’s access to and on Cargill’s property and (iii) Holding Company’s operation of its business; provided, however, the foregoing indemnity shall not apply to any such Damages to the extent caused by acts or omissions of Cargill, its affiliates or their respective DOEAs constituting negligence or willful misconduct. This indemnity includes, but is not limited to, (a) any injury to or death of any persons or damage to or loss or destruction of any property, (b) any contamination of or injury or damage to or adverse effect upon persons, animals, aquatic life or wildlife, vegetation, air, land, water or the environment (whether or not the indemnifying party is the actual permit holder), and (c) any governmental agency related claims, losses, liabilities, damages and expenses.

(c) Subject to the limitations set forth in Section 15, Cargill agrees to defend, indemnify and hold harmless Mosaic and its affiliates and their respective DOEAs from and against any and all Damages incurred by Receiving Party, its affiliates or their respective DOEAs to the extent caused by or resulting from (i) its performance of or failure to perform its obligations hereunder; (ii) Cargill’s access to and on the Holding Company Parcel and (iii) Cargill’s operation of its CAH and Salt businesses; provided, however, the foregoing indemnity shall not apply to any such Damages to the extent caused by acts or omissions of Holding Company, its affiliates or their respective DOEAs constituting negligence or willful misconduct. This indemnity includes, but is not limited to, (a) any injury to or death of any persons or damage to or loss or destruction of any property, (b) any contamination of or injury or damage to or adverse effect upon persons, animals, aquatic life or wildlife, vegetation, air, land, water or the environment (whether or not the indemnifying party is the actual permit holder), and (c) any governmental agency related claims, losses, liabilities, damages and expenses.

(d) Notwithstanding anything to the contrary contained herein, to the extent that a Responsible Party utilizes third parties to provide Services hereunder, the Responsible Party shall not have any liability to the Receiving Party, its affiliates or their respective DOEAs for the acts and omissions of such third party suppliers; provided, however, if a Receiving Party, any of its affiliates or any of their respective DOEAs suffer damages, due to an act or omission of a third party supplier which gives rise to a claim against the third party supplier pursuant to the applicable agreement, the Responsible Party will present a claim to the third party supplier on behalf of the Receiving Party to the extent permitted under the Receiving Party’s agreement with the third party supplier and will pursue the claim in the same manner that Responsible Party would pursue a claim with respect to its other businesses, and any recovery shall be remitted to the affected indemnitee(s).

(e) The provisions of this Section 14 shall survive the termination of this Agreement.

15. DISCLAIMER OF CERTAIN TYPES OF DAMAGES. EXCEPT IN THE CASE OF EITHER PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REGARDLESS OF THE CLAIM OR CAUSE OF ACTION, WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

16. Force Majeure. Neither party shall be liable for any failure to perform or delay in performing its obligations pursuant to this Agreement to the extent its failure to do so is caused by or results from any act of God; war; riot; fire; explosion; accident; flood; sabotage; lack of (despite reasonable efforts of such party to obtain) adequate fuel; power; raw materials; labor; containers or transportation facilities; breakdown of equipment, failure of third party telecommunications or data processing services or vendors, compliance with laws; national defense requirements; or any other cause or circumstances beyond the reasonable control of the affected party. The party which is rendered unable to perform its obligations as a result of the foregoing shall notify the other party as soon as reasonably possible to discuss the circumstances and potential solutions of such force majeure event, including reasonable efforts as to mitigation of such force majeure event and provision of substitute Services by a third party suppliers, and the parties shall reasonably cooperate in respect thereto.

17. Dispute Resolution.

(a) Any dispute or difference occurring or arising out of or in connection with this Agreement, shall be first submitted for resolution pursuant to the following procedure. First, a senior executive officer of each party will meet in person to resolve the dispute within ten (10) days after written notice of such dispute is provided to the other party. If such executive officers are unable to resolve the dispute within five (5) days after their meeting, the business unit leader of Salt or CAH (as the case may be) and the vice-president of operations for Holding Company (collectively, the “Executive Officers”) shall promptly attempt to resolve the dispute. If the Executive Officers are unable to resolve the dispute within thirty (30) days following the original notice of such claim or dispute, such dispute shall be submitted to mediation pursuant to the remaining provisions of this Section 17.

(b) Mediation. If the parties are unable to resolve, pursuant to Section 17(a), any dispute or differences arising out of or in connection with this Agreement, the dispute or differences shall be submitted to non-binding mediation in accordance with this Section 17.

(c) Mediator. Mediation of each dispute shall be facilitated by a single licensed or certified mediator, selected by the parties, knowledgeable and experienced in resolution of commercial disputes. If the parties are unable to reach agreement on a single mediator, each of Cargill and Holding Company shall designate a representative of its own choosing, and the two persons so designated shall select a third mediator who shall mediate the dispute.

(d) Specifics of Mediation. The mediation shall take place in Minneapolis, Minnesota or in such other place as the parties may agree, within thirty (30) days following the date one or both of the Executive Officers informs the other that they are unable to resolve the matter pursuant to Section 17(a) (the “Mediation Period”).

(e) Procedures. If the mediation is unsuccessful in resolving the dispute or any person fails or refuses to participate in the mediation, then at the expiration of the Mediation Period, either party may bring an action for relief at law or in equity.

(f) Confidentiality. All proceedings under this Section 17 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties. Any proceedings under this Section 17, and any information disclosed or settlement discussions conducted shall be treated as subject to Rule 408 of the Federal Rules of Civil Procedure and shall not be admissible in any action relating to the subject matter of this Agreement or the formation of this Agreement.

(g) Continued Performance. The fact that the dispute resolution procedure specified in this Section 17 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement, and during the pendency of any such procedure, all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

18. Amendment. This Agreement may be amended, modified or supplemented only by a writing signed by Cargill and Holding Company.

19. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (c) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to CAH, addressed as follows:

Cargill, Incorporated

Cargill Ag Horizons BU

15407 McGinty Road West

Minneapolis, Minnesota 55440-5624

Attn: Cargill Ag Horizons BU Attorney

Telephone: (952) 742-6334

Facsimile: (952) 742-6349

If to Salt, addressed as follows:

Cargill, Incorporated

Cargill Salt BU

15407 McGinty Road West

Minneapolis, Minnesota 55440-5624

Attn: Cargill Salt BU Attorney

Telephone: (952) 742-6334

Facsimile: (952) 742-6349

If to Holding Company, addressed as follows:

The Mosaic Company

12800 White Water Drive, Suite 200

Minnetonka, MN 55343

Attn: General Counsel

Telephone:952-984-0250

Facsimile: 952-984-0437

20. Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

21. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned by a party without the prior written consent of the other party, which consent may be withheld for any or no reason.

22. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

24. Entire Understanding. This Agreement sets forth the entire agreement and understanding of Mosaic and Cargill with respect to the transactions contemplated hereby and thereby and supersedes any and all prior agreements, arrangements and understandings among such parties relating to the subject matter hereof.

25. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon any other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

26. Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

[REMAINING PORTION INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARGILL, INCORPORATED	CARGILL, INCORPORATED
Cargill Ag Horizons Business Unit	Cargill Salt Business Units

By:	By:
Printed Name:	Printed Name:
Title:	Title:

GNS III (U.S.) LLC

By:
Printed Name:
Title:

EXHIBIT A

Holding Company Parcel

Lot 2, Auditor’s Subdivision No. 4, Savage, Minnesota, Scott County, Minnesota, approximately 22.03 acres.

EXHIBIT B

[ATTACH LEASE AGREEMENT]

EXHIBIT C

[ATTACH EASEMENT AGREEMENTS]

EXHIBIT D

Truck Scales

Holding Company will scale Salt trucks in and out for $1,000 per month (the “Scale Rate”). This service will be available from November through March and other times as negotiated between the parties. This service will be invoiced and paid by the respective parties on a monthly basis. Prior to November 1 each year, Salt and Holding Company may negotiate a Scale Rate adjustment for the subsequent one (1) year period. If the parties cannot agree on a Scale Rate adjustment for the subsequent year, the Scale Rate for that year will be increased or decreased as set forth below for the subsequent one (1) year period.

Crane Service

Given current utilization rates of Holding Company’s crane, Holding Company expects to be able to use the crane to unload the amount of salt that Salt typically unloads at Port Cargill in a typical “Barge Season” (approximately beginning mid-March and ending mid-November depending on ice and weather conditions) based upon past unloading history. If Holding Company expects that it may not have the capacity to unload expected Salt needs for an upcoming Barge Season, then by November 1, Holding Company will notify Salt that its capacity may be reduced for the upcoming Barge Season. By the following February 1, Salt will provide Holding Company with its request for Holding Company to unload a minimum quantity of tons of salt for the upcoming barge season (the “Minimum”). Upon acceptance of Salt’s requested Minimum by Holding Company, Holding Company will unload and Salt will supply for unload the Minimum quantity of salt during the upcoming Barge Season.

For example: Holding Company unloads the typical quantity of salt for the 2005 Barge Season. On November 1, 2005, Holding Company sends Salt a notice that it expects to have a reduced unloading capacity for the 2006 Barge Season. On February 1, 2006, Salt notifies Holding Company that it requests Holding Company to unload 100,000 tons of salt for the 2006 Barge Season. Holding Company accepts that Minimum and proceed to supply and load the Minimum for the 2006 Barge Season.

For the remainder of the 2004 Barge Season and the 2005 Barge Season, Holding Company will unload barges for Salt at the rate of $2.25 per ton (the “Crane Rate”). The salt barges will be unloaded in order of arrival. This service will be invoiced and paid by the respective parties on a monthly basis. Prior to November 1 each year, Salt and Holding Company may negotiate a Crane Rate adjustment for the subsequent Barge Season. If the parties cannot agree on a Crane Rate adjustment for the subsequent Barge Season, then the Crane Rate for that Barge Season will be increased or decreased as set forth below for the subsequent Barge Season.

Diesel Fuel

Holding Company will maintain a diesel fueling station on the Holding Company Parcel at which CAH and Salt can obtain diesel fuel. CAH and Cargill will reimburse Holding Company at a rate calculated by averaging the cost of the fuel purchased over the month, and adding five cents per gallon and sales tax bill. Fuel will be billed and reimbursed by the respective parties every two months.

Rate Adjustments

A Scale Rate or Crane Rate will be adjusted in direct proportion to the percentage change in the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics (the “CPI index”) between November 1 of the prior year and November 1 of the current year using the following parameters:

Population coverage:	CPI-U
Area coverage:	U.S. City Average
Series title	All Items
Index base period	1982-84=100